Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor:		Media:
Tony James	Tripp Sullivan	Thomas Mitchell
Chief Financial Officer	Corporate Communications, Inc	Director of Marketing
tjames@medquist.com	tripp.sullivan@cci-ir.com	tmitchell@medquist.com
(615) 261-1509	(615) 324-7335	(615) 798-6630

MedQuist Holdings Hires 28-Year Healthcare IT Veteran as Chairman and CEO

Vern Davenport to Lead Growth of Technology-Enabled Services

FRANKLIN, Tenn. (July 11, 2011) MedQuist Holdings Inc. (NASDAQ: MEDH), a leading provider of integrated clinical documentation solutions for the U.S. healthcare industry, announced the Board of Directors has appointed Roger L. (Vern) Davenport as Chairman and Chief Executive Officer of the Company, effective immediately. Mr. Davenport assumes the positions held by Bob Aquilina, Chairman, and Peter Masanotti, Chief Executive Officer.

An industry leader, spokesman and lobbyist, Vern Davenport has three decades of senior executive experience in building and transforming healthcare IT businesses in the United States and globally. He most recently served as special senior strategic advisor to the Chairman of Quintiles. Previously, Mr. Davenport was CEO of Misys Healthcare and led the strategic merger of Misys Healthcare Solutions and Allscripts, creating the U.S. market leader in acute and ambulatory clinical information systems. Davenport also handled the establishment of a Public and Payer Sector, which focused on payer-provider integration and State Medicaid transformations. Davenport has a broad range of experience across the entire healthcare IT spectrum including radiology, modalities and software technology. He has served as an executive for companies such as IBM, Shared Medical Systems, Kodak and Siemens Medical Solutions. He earned a bachelor’s degree and an MBA from East Carolina University in Greenville, N.C.

Bob Aquilina, outgoing Chairman of MedQuist Holdings, stated, “With a leading position in clinical documentation, we have a strategic opportunity to leverage the embedded value of our transcription services and accelerate the future growth of our solutions. The acquisition of M*Modal being announced today requires a unique skill set to execute a shared vision of delivering collaborative intelligence through technology-enabled services. Vern has a strong track record of successfully growing healthcare businesses, developing an ecosystem of reseller relationships and has executed a number of acquisitions, mergers and divestitures in all of the businesses he has run. His well-rounded experience is the right fit to lead the company at this next stage in our history. Peter Masanotti and I are pleased to transition leadership to Vern.”

Mr. Aquilina added, “I’d also like to acknowledge Peter Masanotti for his many contributions to MedQuist, leading to this pivotal point. Peter is responsible for the successful acquisition of Spheris, the turnaround of the Company, a successful IPO and the development of a strategic vision for the future that reestablished MedQuist as a leader in clinical documentation. The Board and the Company are thankful for Peter’s leadership over the last three years.”

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MEDH Hires 28-Year Healthcare Veteran as Chairman and CEO

July 11, 2011

Bob Aquilina will continue to serve as a Board member and Peter Masanotti has agreed to serve as a consultant to the Company until September 30, 2011.

To encourage Mr. Davenport to join the Company, the Company agreed to grant him 250,000 restricted shares of its common stock. These shares will vest proportionally over a three-year period based on his continued service, subject to full acceleration upon termination without cause, resignation with good reason or change in control of the Company. The shares will be granted to Mr. Davenport as an “inducement award” and therefore, consistent with applicable NASDAQ rules, will not reduce the shares reserved for issuance under the Company’s shareholder approved equity plans.

About MedQuist Holdings

MedQuist Holdings is a leading provider of integrated clinical documentation solutions for the U.S. healthcare system, and the largest provider by revenue of clinical documentation based on physicians’ dictation of patient interaction, or the physician narrative, in the United States. MedQuist Holdings serves more than 2,400 hospitals, clinics, and physician practices throughout the United States, including 40% of hospitals with more than 500 licensed beds.

MedQuist Holdings’ solutions convert the physician narrative into a high quality and customized electronic record, and enable hospitals, clinics, and physician practices to improve the quality of clinical data as well as accelerate and automate the documentation process. We believe our solutions improve physician productivity and satisfaction, enhance revenue cycle performance, and facilitate the adoption and use of electronic health records. For more information, please visit our website at www.medquistholdings.com.

Forward-Looking Statements

Information provided and statements contained in this press release that are not purely historical, such as statements regarding the acquisition and integration of M*Modal, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this press release and MedQuist Holdings Inc. assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, specific factors discussed herein and in other releases and public filings made by MedQuist Holdings Inc. (including filings by MedQuist Holdings Inc. with the SEC). Although MedQuist Holdings believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, MedQuist Holdings also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

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